Exhibit 107

CALCULATION OF FILING FEE TABLES

Form F-3

(Form Type)

GDEV INC.

(Exact Name of Registrant as Specified in its charter)

Not Applicable
(Translation of Registrant’s name into English)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(3)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary Shares, no par value	Rule 457(c)	1,757,026	26.38	$46,350,345.88	0.00014760	$6,841.31
Total Offering Amounts						$46,350,345.88		$6,841.31
Total Fees Previously Paid								–
Total Fee Offsets								–
Net Fee Due								$6,841.31

(1)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of our ordinary shares on The Nasdaq Global Market on September 10, 2024. The proposed maximum offering price per ordinary share will be determined from time to time in connection with, and at the time of, the sale of the ordinary shares registered hereunder.